Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009

FINANCIAL RESULTS AND PROVIDES FULL YEAR 2010 OUTLOOK

~ Fourth Quarter Net Sales Increased 17.6% to $137.1 Million ~

~ Fourth Quarter Net Income Increased 9.7% to $7.1 Million, or $0.25 Per Diluted Share ~

~ Full Year 2010 Net Sales Expected to be $620 Million to $645 Million, an Increase of 14% to 18% ~

~ Full Year 2010 EPS Expected to be $1.10 to $1.20 Per Share, an Increase of 13% to 24% ~

TOANO, VA, February 18, 2010 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the fourth quarter and year ended December 31, 2009, as well as its outlook for 2010.

Fourth Quarter Results

Net sales increased $20.6 million, or 17.6%, to $137.1 million in the fourth quarter of 2009 from $116.5 million in the fourth quarter of 2008. Comparable store net sales increased 5.5% for the quarter, in comparison to an increase of 1.9% for the third quarter of 2009 and a decrease of 4.6% for the fourth quarter of the prior year. Non-comparable store net sales increased $14.2 million over the prior year period. The Company opened nine new stores during the fourth quarter of 2009, for a total of 36 new locations for the year.

Gross margin was 35.3% for the fourth quarter of 2009, up from 34.2% in the fourth quarter of 2008. Gross margin continued to benefit from changes in the Company’s product line sales mix, generally lower transportation costs and effective execution of initiatives within store operations, merchandising and logistics.

Selling, general and administrative (SG&A) expenses were $36.8 million, or 26.8% of net sales, for the fourth quarter of 2009 compared to $28.8 million, or 24.7% of net sales, for the fourth quarter of 2008. SG&A expenses as a percentage of net sales for the fourth quarter of 2009 reflects leverage in advertising, legal and professional expenses which was partially offset by the costs of store base expansion and infrastructure investments. SG&A expenses in the fourth quarter of 2008 were 27.3% of net sales exclusive of a benefit of $3.0 million from reduced stock-based compensation expense resulting from the reversal of an accrual related to the final accounting for a certain equity plan.

Net income increased 9.7% to $7.1 million, or $0.25 per diluted share, in the fourth quarter of 2009 compared to $6.5 million, or $0.24 per diluted share, in the fourth quarter of 2008, which included the benefit of $0.07 per diluted share related to the aforementioned reversal of the stock-based compensation expense accrual. The effective tax rate was 38.9% in the fourth quarter of 2009 compared to 42.3% in the fourth quarter of 2008. The 2009 effective tax rate decreased primarily due to certain reductions in state income taxes and excess tax benefits on stock option exercises.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “We experienced a strong finish to 2009 as our team continued to execute and we leveraged our infrastructure enhancements to increase net sales and margin. We are very pleased with our performance for both the fourth quarter and full year, as our bottom line results came in at the high end of our revised expectations. Customers continued to respond positively to our value proposition of price, selection, quality and availability and we experienced strong foot traffic throughout the quarter that helped drive our comparable store net sales growth. Further, we continued to open new stores and achieved our expansion goals for the year. The investments we are making in our business are generating immediate efficiencies as well as long-term benefits. Overall, we built positive momentum throughout the year, continued to gain share in our highly-fragmented market and ended the year well positioned to generate sustainable growth.”

Full Year Results

Net sales increased $62.4 million, or 12.9%, to $544.6 million in 2009 from $482.2 million in 2008. Comparable store net sales were unchanged comparing 2009 to 2008, on top of an increase of 1.6% for the prior year. The Company ended the year with 186 stores in 45 states.

Gross margin increased to 35.7% in 2009 compared to 34.8% in the prior year. SG&A expenses in 2009 were $151.1 million, or 27.7% of net sales, compared to SG&A expenses in 2008 of $130.7 million, or 27.1% of net sales. SG&A expenses in 2008 were 27.7% of net sales exclusive of the aforementioned $3.0 million benefit related to the reduction of certain stock-based compensation expense in the fourth quarter.

Net income in 2009 was $26.9 million, or $0.97 per diluted share, compared to $22.1 million, or $0.82 per diluted share, in 2008. The 2008 net income per diluted share included the aforementioned fourth quarter 2008 benefit of $0.07 per diluted share, partially offset by a $0.03 per diluted share first quarter increase in tax expense primarily related to the non-deductible portion of a certain equity plan’s cumulative compensation cost. The Company’s effective tax rate was 39.0% for 2009. The effective tax rate was 41.4% for 2008, but 39.7% exclusive of the impact from the equity plan.

Company Outlook

In 2010, the Company expects to achieve the following:

•	Net sales for the full year in the range of $620 million to $645 million.

•	A comparable store net sales increase in the low to mid-single digits.

•	The opening of a total of 36 to 40 new store locations.

•	Full year 2010 earnings per diluted share in the range of $1.10 to $1.20, based on a diluted share count of approximately 28.4 million shares and an effective tax rate in the range of 38.5% to 38.8%.

•	Positive free cash flow for the year.

To date in 2010, the Company has opened nine stores, including one in North Dakota, the Company’s 46th state of operation.

Mr. Griffiths concluded, “While the past year was challenging for the industry, we believe that we have established a business and growth strategy that will allow us to deliver long-term shareholder value despite the difficult economic conditions. As we look toward 2010, we are continuing to make investments in our business to further enhance our unique value proposition. Through our increased emphasis on in-stock inventory and broad assortment of high-quality products, we are able to strengthen our competitive position and meet consumer demand. Further, we remain focused on leveraging our proven store model to open additional stores in new and existing markets and gaining additional share in the fragmented hardwood flooring market. We are pleased that we have been able to maintain our strong capital structure and debt-free balance sheet, which we believe will enable us to continue our growth this year and beyond.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on February 18, 2010, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through March 4, 2010 and may be accessed by dialing (877) 660-6853 or (201) 612-7415 and entering account number 3055 and conference ID number 344048. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 195 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements, which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators	FD
Daniel Terrell/Ashleigh McDermott	Leigh Parrish/Jessica Greenberger
Tel: 757.566.7512	Tel. 212.850.5600

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2009	2008
Assets
Current Assets:
Cash and Cash Equivalents	$35,675	$35,139
Merchandise Inventories	133,342	88,731
Prepaid Expenses	5,988	5,033
Other Current Assets	4,356	3,731

Total Current Assets	179,361	132,634
Property and Equipment, net	20,491	13,780
Deferred Income Taxes	2,002	2,317
Other Assets	4,026	3,674

Total Assets	$205,880	$152,405

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$32,608	$15,373
Customer Deposits and Store Credits	9,805	10,418
Accrued Compensation	4,512	2,857
Sales and Income Tax Liabilities	2,770	3,296
Other Current Liabilities	5,566	4,445

Total Current Liabilities	55,261	36,389

Deferred Rent	2,185	1,619

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,234,222 and 26,796,891 outstanding, respectively)	27	27
Additional Capital	94,726	87,613
Retained Earnings	53,681	26,757

Total Stockholders’ Equity	148,434	114,397

Total Liabilities and Stockholders’ Equity	$205,880	$152,405

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Income

(in thousands, except share data and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)
Net Sales	$137,080	$116,530	$544,568	$482,179
Cost of Sales	88,727	76,646	349,891	314,501

Gross Profit	48,353	39,884	194,677	167,678

Selling, General and Administrative Expenses	36,801	28,838	151,070	130,693

Operating Income	11,552	11,046	43,607	36,985

Interest and Other Income, net	(110)	(215)	(498)	(807)

Income Before Income Taxes	11,662	11,261	44,105	37,792

Provision for Income Taxes	4,531	4,763	17,181	15,643

Net Income	$7,131	$6,498	$26,924	$22,149

Net Income per Common Share—Basic	$0.26	$0.24	$1.00	$0.83

Net Income per Common Share—Diluted	$0.25	$0.24	$0.97	$0.82

Weighted Average Common Shares Outstanding:
Basic	27,215,546	26,792,205	26,983,689	26,772,288
Diluted	28,129,091	26,988,560	27,684,547	27,090,593

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2009	2008
Cash Flows from Operating Activities:
Net Income	$26,924	$22,149
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	4,714	4,350
Deferred Income Taxes	(1,110)	(486)
Stock-Based Compensation Expense	2,955	9
Other	—	(40)
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(44,611)	(16,707)
Accounts Payable	17,235	(281)
Customer Deposits and Store Credits	(613)	809
Prepaid Expenses and Other Current Assets	(155)	(504)
Other Assets and Liabilities	2,473	62

Net Cash Provided by Operating Activities	7,812	9,361

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(11,433)	(6,560)
Purchase of 1-800-HARDWOOD	—	(800)

Net Cash Used in Investing Activities	(11,433)	(7,360)

Cash Flows from Financing Activities:
Proceeds from Exercise of Stock Options	3,281	203
Excess Tax Benefits on Stock Option Exercises	1,200	40
Repayments of Long-Term Debt and Capital Lease Obligations	(1)	(121)
Common Stock Purchased Pursuant to Equity Compensation Plans	(323)	(152)

Net Cash Provided by (Used In) Financing Activities	4,157	(30)

Net Increase in Cash and Cash Equivalents	536	1,971
Cash and Cash Equivalents, Beginning of Year	35,139	33,168

Cash and Cash Equivalents, End of Year	$35,675	$35,139